EXHIBIT 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 13, 2005

Contact:	Paris G. Reece III	Robert N. Martin
	Chief Financial Officer	Investor Relations
	(303) 804-7706	(720) 977-3431
	greece@mdch.com	bnmartin@mdch.com

M.D.C. HOLDINGS REPORTS 20% INCREASE IN
2005 SECOND QUARTER EARNINGS PER SHARE

•	Earnings per share of $2.25 vs. $1.87 a year ago

•	Record second quarter net income of $102.6 million, up 24%

•	Highest-ever second quarter revenues of $1,046.3 million, a 20% increase

•	Record quarterly home orders and second quarter home closings

•	All-time high quarter-end backlog valued at $3.14 billion, up 26%

•	Home gross margins of 28.6%, 100 basis points above last year

•	After-tax return on average equity (LTM) of 31.2%

•	Net debt-to-capital ratio of .30

     DENVER, Wednesday, July 13, 2005 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced net income for the three months ended June 30, 2005 of $102.6 million, or $2.25 per share, the highest for any second quarter in the Company’s history and 24% above net income of $82.6 million, or $1.87 per share, for the same period in 2004. In addition, MDC achieved second quarter records for home closings, revenues and home gross margins.

     Net income for the six months ended June 30, 2005 was $187.3 million, or $4.10 per share, 31% higher than the $143.5 million, or $3.24 per share, for the same period in 2004. Total revenues for the six months ended June 30, 2005 reached a record $1.980 billion, representing an increase of 21% from revenues of $1.639 billion for the first six months of 2004.

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     “We have leveraged the strong fundamentals that continue to support the homebuilding industry to produce record quarterly operating profits for the 12th consecutive quarter and for the 23rd time in the last six years,” said Larry A. Mizel, MDC’s chairman and chief executive officer. “Low interest rates, increasing job growth, declining unemployment, rising consumer confidence, strong demographic trends and a generally improving economy have provided the platform for outstanding performances by all of the well-capitalized public homebuilders. We believe that the increased use of adjustable rate, interest-only mortgages and purchases of homes for investment, while receiving a great deal of publicity, remain limited threats to our industry’s well-being.

     MDC’s conservative operating model, strong financial position and expanding geographic footprint have enabled us to produce operating margins and returns in this environment that rank among the best of our peers, including our record 28.6% home gross margin in the 2005 second quarter and our 31.2% return on average equity over the last 12 months. At the same time, we have maintained leverage ratios that are among our industry’s lowest, evidenced by our ratio of debt-to-capital, net of cash, of .30 at June 30, 2005. This unique combination resulted in our recent recognition as one of the top six companies named to the prestigious Barron’s 500, which ranks companies on how well they perform for investors.”

     Mizel continued, “While producing these record results, we continued to focus on strengthening our financial position and enhancing shareowner value. As we positioned our Company for future growth through the 30% year-over-year increases in our lot supply and active subdivisions, we increased our June 30th cash and available borrowing capacity by 58% from this time last year. Our financial flexibility improved even more last week when we closed on the issuance of an additional $250 million in 10-year, unsecured medium term notes at a coupon interest rate of only 5 3/8%. In addition, to achieve our desired balance in the allocation of capital between growth of operations and sharing our successes with our shareowners, we increased our quarterly dividend declared in April to $.18 per share. This dividend amount represents increases of 20% and 56%, respectively, over the previous quarter and the same quarter last year and, considering the previously paid stock dividends and our 30% stock split earlier this year, is more than three times the quarterly dividend we paid 24 months ago.”

     Mizel concluded, “The continued strength in demand for new homes in our long-standing markets, combined with the ramping up of our operations in our newer markets in Utah, Florida, Delaware Valley and Chicago, enable us to look forward to the balance of 2005 and 2006 with optimism that we can meet our goals for future growth. With the significant increase in our active subdivisions and our highest-ever quarter-end backlog of more than 9,200 homes, we are well-positioned to generate new Company highs for revenues and earnings in 2005. And we are optimistic regarding continued solid growth in 2006.”

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Record Homebuilding Profits

     Homebuilding operating profits for the quarter and six months ended June 30, 2005 were $187.6 million and $350.1 million, respectively, representing increases of 23% and 32% over profits of $152.5 million and $265.9 million, respectively, for the same periods in 2004. These increases primarily are the result of the record level of home closings and home gross margins, as well as higher average selling prices of homes closed. The Company closed 3,512 homes and 6,670 homes, respectively, in the second quarter and first six months of 2005, 14% and 11% higher than home closings in the same periods in 2004. Home gross margins reached 28.6% and 28.5%, respectively, for the three and six months ended June 30, 2005, representing increases of 100 basis points and 160 basis points from home gross margins for the comparable periods in 2004. For the second quarter and first six months of 2005, the Company’s average selling prices increased to $293,200 and $291,800, respectively, compared with $279,300 and $268,200 for the same periods in 2004.

     Paris G. Reece III, MDC’s executive vice president and chief financial officer, said, “The record performance by our homebuilding segment in the 2005 second quarter was driven by improved year-over-year operating results from our long-standing businesses in Arizona, Nevada and Virginia, as well as from our relatively new operations in Utah and Florida. Profits in Arizona, Utah and Florida were enhanced by significant increases in home closings. Substantial improvements in home gross margins in Virginia added to our increased results and offset the impact of the anticipated easing of home gross margins in Nevada from the extraordinary levels of the past year. Higher average selling prices in each of these five markets and in most of our other operating divisions contributed to our higher profitability in this quarter.”

     Reece continued, “Our average selling price of all homes closed in this quarter was higher than we had anticipated. This increase primarily resulted from the combination of closing a greater number of homes than expected in the higher-priced California markets and closing fewer homes than expected in Arizona due to weather and subcontractor-related delays. The average selling price of homes in our quarter-end backlog also increased more than previously expected, to just over $340,000 from $308,000 at the end of the first quarter. While sales price increases played a part, this rise also can be attributed to a change in the backlog mix, the most significant of which was an increase in California and a decrease in Arizona as a percentage of total backlog. We anticipate that a significant number of the homes added to our backlog in this quarter in California, as well as in the Mid-Atlantic markets, will be delivered late this year and in 2006. Therefore, while we expect that the average selling price of homes we close in the third and fourth quarters of 2005 will rise sequentially from the $293,000 in the second quarter, we believe the increase in the third quarter will be relatively modest, influenced more by our growth in the lower-priced, faster-delivering markets such as Utah, Florida, Texas and Arizona.”

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     Reece concluded, “Our home gross margins reached a new high in the 2005 second quarter. While these margins benefited from the strong demand for new homes in many of our markets, particularly in Arizona and Virginia, approximately half of the margin increase is attributable to certain non-recurring items, including insurance proceeds and other cash recoveries related to warranty and land development costs expensed in previous periods.”

Improved Financial Services Results

     Operating profits from the Company’s financial services business for the quarter and six months ended June 30, 2005, were $4.1 million and $7.0 million, respectively, compared with $3.1 million and $7.8 million for the same periods in 2004. The improvement in profits in the 2005 second quarter was due primarily to an increase in loan origination fees earned in connection with the record second quarter level of mortgage loans originated. This increase partially was offset by lower gains on sales of mortgage loans resulting from the more competitive mortgage pricing environment.

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Jacksonville, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.

Forward-Looking Statements

     Certain statements in this release, including statements regarding future revenues, earnings, margins and selling prices, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental

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regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

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M.D.C. HOLDINGS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
REVENUES
Homebuilding	$1,033,294	$863,369	$1,954,624	$1,612,233
Financial Services	12,812	11,947	24,410	26,395
Corporate	234	167	1,222	459

Total Revenues	$1,046,340	$875,483	$1,980,256	$1,639,087

NET INCOME
Homebuilding	$187,625	$152,485	$350,135	$265,930
Financial Services	4,127	3,145	6,974	7,802

Operating Profit	191,752	155,630	357,109	273,732
Corporate general and administrative expense, net	(27,775)	(21,343)	(57,203)	(39,627)

Income before income taxes	163,977	134,287	299,906	234,105
Provision for income taxes	(61,354)	(51,719)	(112,652)	(90,636)

Net Income	$102,623	$82,568	$187,254	$143,469

EARNINGS PER SHARE
Basic	$2.35	$1.95	$4.30	$3.39

Diluted	$2.25	$1.87	$4.10	$3.24

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	43,718	42,318	43,584	42,312

Diluted	45,703	44,233	45,649	44,257

DIVIDENDS DECLARED PER SHARE	$.180	$.115	$.330	$.203

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M.D.C. HOLDINGS, INC.
Information on Business Segments
(In thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Homebuilding
Home sales	$1,029,553	$861,537	$1,946,384	$1,607,966
Land sales	—	—	1,296	—
Other revenues	3,741	1,832	6,944	4,267

Total Homebuilding Revenues	1,033,294	863,369	1,954,624	1,612,233

Home cost of sales	734,772	623,894	1,391,552	1,174,918
Land cost of sales	—	—	790	—
Marketing	53,688	44,653	101,852	87,821
General and administrative	57,209	42,337	110,295	83,564

Total Homebuilding Expenses	845,669	710,884	1,604,489	1,346,303

Homebuilding Operating Profit	187,625	152,485	350,135	265,930

Financial Services
Interest revenues	728	900	1,255	1,830
Origination fees	6,854	5,399	12,995	10,663
Gains on sales of mortgage servicing	791	521	1,469	1,137
Gains on sales of mortgage loans, net	3,769	4,533	7,016	11,310
Mortgage servicing and other	670	594	1,675	1,455

Total Financial Services Revenues	12,812	11,947	24,410	26,395

General and administrative	8,685	8,802	17,436	18,593

Financial Services Operating Profit	4,127	3,145	6,974	7,802

Total Operating Profit	191,752	155,630	357,109	273,732

Corporate
Interest and other revenues	234	167	1,222	459
Other general and administrative expenses	(28,009)	(21,510)	(58,425)	(40,086)

Income Before Income Taxes	$163,977	$134,287	$299,906	$234,105

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M.D.C. HOLDINGS, INC.
Selected Financial Data
(Dollars in thousands, except per share amounts)

	June 30,	December 31,	June 30,
	2005	2004	2004
BALANCE SHEET DATA
Stockholders’ Equity Per Share Outstanding	$36.88	$32.80	$27.22
Stockholders’ Equity	$1,614,022	$1,418,821	$1,150,383
Homebuilding and Corporate Debt	776,459	746,310	587,797

Total Capital (excluding mortgage lending debt)	$2,390,481	$2,165,131	$1,738,180

Cash and Cash Equivalents	$70,489	$408,150	$76,701
Unrestricted Cash and Available Borrowing Capacity Under Lines of Credit	$1,030,361	$1,050,954	$653,753

Ratio of Homebuilding and Corporate Debt to Equity	.48	.53	.51
Ratio of Homebuilding and Corporate Debt to Capital	.32	.34	.34
Ratio of Homebuilding and Corporate Debt to Capital (net of cash)	.30	.19	.31

Housing Completed or Under Construction Inventories	$1,190,380	$851,628	$982,307
Land and Land Under Development Inventories	$1,302,718	$1,109,953	$875,494

Corporate and Homebuilding Interest Capitalized	Quarter	Full Year	Quarter

Interest Capitalized in Inventories at Beginning of Period	$27,741	$20,043	$21,047
Interest Incurred During the Period	11,110	32,879	7,709
Interest in Home and Land Cost of Sales for the Period	(8,558)	(28,702)	(6,733)

Interest Capitalized in Inventories at End of Period	$30,293	$24,220	$22,023

Interest Capitalized as a Percent of Inventories	1.2%	1.2%	1.2%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
OPERATING DATA

Interest in Home Cost of Sales as a Percent of Home Sales Revenues	0.8%	0.8%	0.8%	0.8%
Homebuilding and Corporate SG&A as a Percent of Home Sales Revenues	13.5%	12.6%	13.9%	13.2%
Depreciation and Amortization	$11,592	$8,163	$21,586	$17,093

Home Gross Margins	28.6%	27.6%	28.5%	26.9%

Cash Used in Operating Activities	$(208,595)	$(118,123)	$(326,103)	$(161,343)
Cash Used in Investing Activities	$(7,061)	$(2,978)	$(11,724)	$(5,277)
Cash Provided by Financing Activities	$59,311	$98,723	$166	$69,756

After-Tax Return on Revenues	9.8%	9.4%	9.5%	8.8%
After-Tax Return on Average Assets (Rolling 12 Months Ended)	N/A	N/A	16.3%	14.0%
After-Tax Return on Average Equity (Rolling 12 Months Ended)	N/A	N/A	31.2%	27.3%

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in thousands)

	June 30,	December 31,	June 30,
	2005	2004	2004
LOTS OWNED AND CONTROLLED
Lots Owned	22,721	20,760	19,523
Lots Under Option	20,158	21,164	13,340
Homes Under Construction (including models)	7,891	5,573	6,551

LOTS OWNED AND CONTROLLED BY MARKET
(excluding homes under construction)
Arizona	11,763	11,151	7,318
California	4,226	4,428	3,215
Colorado	6,362	5,859	5,435
Florida	4,259	3,574	1,313
Illinois	771	711	649
Maryland	1,829	1,856	1,723
Nevada	5,143	5,775	5,636
Philadelphia/Delaware Valley	1,586	1,035	321
Texas	1,875	2,336	2,694
Utah	1,270	1,078	1,490
Virginia	3,795	4,121	3,069

Total Company	42,879	41,924	32,863

ACTIVE SUBDIVISIONS
Arizona	44	32	34
California	31	22	20
Colorado	55	53	55
Florida	23	18	7
Illinois	5	1	—
Maryland	14	11	10
Nevada	45	31	23
Philadelphia/Delaware Valley	5	2	—
Texas	25	24	22
Utah	17	22	18
Virginia	18	26	28

Total Company	282	242	217

Average for Quarter Ended	275	237	223

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
AVERAGE SELLING PRICE PER HOME CLOSED
Arizona	$219.5	$192.7	$211.7	$191.7
California	498.1	434.0	508.4	411.8
Colorado	286.2	268.3	284.6	265.1
Florida	206.4	183.9	196.3	177.8
Illinois	451.6	—	439.8	—
Maryland	418.2	400.0	420.8	408.5
Nevada	297.7	227.7	293.3	217.7
Philadelphia/Delaware Valley	347.3	—	347.3	—
Texas	158.6	161.1	157.2	161.2
Utah	215.1	177.3	214.2	176.0
Virginia	507.4	430.3	496.3	420.7
Company Average	$293.2	$279.3	$291.8	$268.2

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Orders For Homes, net (units)
Arizona	1,090	1,243	2,242	2,153
California	702	627	1,233	1,453
Colorado	594	599	1,258	1,290
Florida	359	90	679	199
Illinois	31	3	60	3
Maryland	131	79	276	203
Nevada	1,209	927	1,959	1,957
Philadelphia/Delaware Valley	57	—	100	—
Texas	189	224	510	495
Utah	236	210	484	386
Virginia	234	230	577	522

Total	4,832	4,232	9,378	8,661

Cancellation Rate	19.3%	23.2%

Homes Closed, net (units)
Arizona	859	665	1,655	1,535
California	377	535	763	1,011
Colorado	568	542	1,016	1,020
Florida	285	84	580	155
Illinois	16	—	21	—
Maryland	80	91	154	161
Nevada	626	629	1,235	1,197
Philadelphia/Delaware Valley	1	—	1	—
Texas	237	148	402	218
Utah	233	124	401	228
Virginia	230	267	442	470

Total	3,512	3,085	6,670	5,995

Backlog (units)	June 30,	Dec 31,	June 30,
	2005	2004	2004

Arizona	2,730	2,143	1,951
California	1,277	807	1,561
Colorado	934	692	1,004
Florida	737	638	148
Illinois	57	18	3
Maryland	347	225	311
Nevada	1,470	746	1,646
Philadelphia/Delaware Valley	122	23	—
Texas	364	256	420
Utah	372	289	309
Virginia	803	668	906

Total	9,213	6,505	8,259

Backlog Estimated Sales Value	$3,140,000	$1,920,000	$2,500,000

Estimated Average Selling Price of Homes in Backlog	$340.8	$295.2	$302.7

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